LightPath Technologies Announces Fiscal 2014 Third Quarter Financial Results

ORLANDO, FL -- (Marketwired - May 08, 2014) - LightPath Technologies, Inc. ("LightPath", the "Company" or "we") (NASDAQ: LPTH), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical components and high-level assemblies, announced today the financial results for its fiscal year 2014 third quarter ended March 31, 2014.

Third Quarter & Recent Highlights:

  Revenue for the third quarter of fiscal 2014 was $3.01 million compared to $2.85 million for the third quarter of fiscal 2013.
  Gross margin for the third quarter of fiscal 2014 improved to 49% from 47% in the third quarter of fiscal 2013.
  Adjusted earnings before interest, taxes, depreciation, amortization and change in fair value of warrant liability ("Adjusted EBITDA") was approximately $130,000 for the third quarter of fiscal 2014.
  Net loss was ($133,000) or ($0.01) per basic and diluted common share for the third quarter of fiscal 2014, compared with net income of $217,000 or $0.02 per basic and diluted common share for the third quarter of fiscal 2013.
  Backlog increased by approximately 13% from June 30, 2013 to approximately $4.69 million as of March 31, 2014.
  Cash on hand as of March 31, 2014 was $1.62 million as compared to $1.57 million on June 30, 2013.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "We are very pleased with the continuation of our progress from the first half of the year, which has been magnified in the third quarter as we continue to improve our gross margin as a percentage of sales and Adjusted EBITDA. We have positioned the Company for future prosperity through the establishment of a diversified global product platform, low cost manufacturing operations and sales and distribution strategies.

"We believe the investment by Pudong Science & Technology, which was executed after the end of the quarter but, remains subject to certain government approvals before closing, verifies our progress toward becoming a profitable and global optical technology leader.

"The proceeds of the sale of common stock are intended to provide working capital to support our continued growth through global expansion. This endeavor involves new product development and capital expenditures related to the acquisition of new equipment, both of which are critical to the Company's growth plans. For our more established line of molded aspheric lenses, we continue to see broad applications and diversification of markets, including demand from telecom, digital imaging and custom assemblies. Infrared products, now being quoted, are expected to accelerate the Company's growth more meaningfully over the balance of this calendar year.

"We have been working at a rapid pace to keep up with interest levels for both product lines and the diversification that this requires. At the same time, we have invested in and are focused on our second manufacturing facility in Zhenjiang, China which opened in April. With this new manufacturing facility in place, we will have three manufacturing facilities, with two of them located in China. We are expanding our sales and marketing initiatives in the Asia-Pacific region to take advantage of robust manufacturing activity in China. The progress and achievements year-to-date for LightPath sets a course for significant long term growth in sales and profitability."

Financial Results for Three Months Ended March 31, 2014

Revenue for the third quarter of fiscal 2014 totaled $3.01 million, which was a 6% increase as compared to $2.85 million in the third quarter of fiscal 2013. This increase in revenue primarily reflects growing unit demand for precision molded lenses for the laser tool market. Continued growth in sales for the precision molded lens product line is expected to include demand relating to the telecommunications sector's need for expanded infrastructure to support mobile internet usage, the industrial tool sector, increasing utilization of fiber laser delivery systems, and the digital projection market.

The gross margin as a percentage of revenue in the third quarter of fiscal 2014 was 49% compared to 47% in the same period in fiscal 2013. Total manufacturing costs of $1.54 million increased by approximately $16,000 in the third quarter of fiscal 2014 as compared to the same period of the prior fiscal year. The increase in manufacturing costs, as compared to the same period of the prior fiscal year, is a result of $75,000 in higher wages due to increased volume offset by a decrease of $60,000 in coating costs.

Selling, general and administrative expenses were $1.10 million for the third quarter of fiscal 2014, an increase of approximately $57,000, or 5% from the same period in the prior year. The increase was primarily due to an increase of $59,000 in legal fees. Total costs and expenses were $1.42 million in the third quarter of fiscal 2014, an increase of $155,000, or 12%, from $1.27 million in the same period of the prior year. This increase was primarily due to an increase of $83,000 in wages for new product development, and an increase of $59,000 in legal fees. Total operating income for the third quarter of fiscal 2014 was approximately $43,000 as compared to approximately $56,000 for the same period in fiscal 2013.

In the third quarter of fiscal 2014, the Company recognized non-cash expense of approximately $131,000 related to the change in the fair value of liability-classified warrants issued in connection with a private placement of securities in June 2012. In the third quarter of fiscal 2013, the Company recognized non-cash income of $223,000 for the change in fair value of these warrants. The warrants have a five year life and this fair value will be re-measured each reporting period until the warrants are exercised or expire.

Net loss for the third quarter of fiscal 2014 was ($133,000), which included the $131,000 non-cash expense for the change in the fair value of the warrant liability and $33,000 for the impact from foreign currency exchange, or ($0.01) per basic and diluted common share, compared with net income of $217,000, including the $223,000 non-cash income for the change in the fair value of the warrant liability, or $0.02 per basic and diluted common share for the same period in fiscal 2013. Non-GAAP net loss, which excludes the change in the fair value of the warrant liability, for the third quarter of fiscal 2014 was ($3,000) or ($0.00) per share compared to non-GAAP net loss of ($6,000) or ($0.00) per share in the third quarter of fiscal 2013.

Weighted-average basic shares outstanding increased to 14,292,976 in the third quarter of fiscal 2014 from 11,883,042 in the third quarter of fiscal 2013. The increase in weighted-average shares outstanding was primarily due to the issuance of shares of common stock related to the conversion of the Company's debentures to common stock, exercises of warrants and shares issued under the Employee Stock Purchase Plan.

Financial Results for Nine Months Ended March 31, 2014

Revenue for the first nine months of fiscal 2014 totaled approximately $8.72 million compared to approximately $8.65 million for the first nine months of fiscal 2013, an increase of 1%. Revenue in the first nine months of the prior fiscal year included $451,000 for a large one-time purchase order from a customer in connection with the Defense Advanced Research Projects Agency ("DARPA") Low Cost Thermal Imaging Manufacturing Program. The period-over-period increase in revenue demonstrates sales growth in our underlying products. Unit shipment volume in precision molded optics increased by 10% in the first nine months of fiscal 2014 compared to the same period of the prior fiscal year.

The gross margin as a percentage of revenue in the first nine months of fiscal 2014 was 46%, up from 44% in the first nine months of fiscal 2013. Total manufacturing costs of $4.70 million decreased by approximately $189,000 in the first nine months of fiscal 2014 as compared to the same period of the prior fiscal year. The decrease in manufacturing costs as compared to the same period of the prior fiscal year is a result of a decrease of $294,000 in direct costs associated with the DARPA purchase order last year, a decrease of $81,000 in freight costs and a decrease of $40,000 in direct costs due to a change in the product mix in the current period offset by an increase of $223,000 in wages in the current fiscal year.

Selling, general and administrative expenses were $3.33 million for the first nine months of fiscal 2014, an increase of approximately 9% from the prior year. Total costs and expenses were $4.23 million in the first nine months of fiscal 2014, an increase of $467,000, from $3.76 million in the same period of the prior year. This increase was due to an increase of $97,000 in non-recurring stock compensation expense due to accelerated vesting of restricted stock units, an increase of $12,000 in wages, an increase of $74,000 in higher taxes and fees, an increase of $26,000 in commissions, an increase of $59,000 in legal fees and an increase of $55,000 for outside services for lens designs. Total operating loss for the first nine months of fiscal 2014 was approximately ($205,000) as compared to income of $4,000 for the same period in fiscal 2013.

In the first nine months of fiscal 2014, the Company recognized non-cash expense of approximately $185,000 related to the change in the fair value of liability-classified warrants issued in connection with a private placement of securities in June 2012. In the first nine months of fiscal 2013, the Company recognized non-cash income of $488,000 for the change in fair value of these warrants. The warrants have a five year life and this fair value will be re-measured each reporting period until the warrants are exercised or expire.

Net loss for the first nine months of fiscal 2014 was ($416,000), which included the $185,000 non-cash expense for the change in the fair value of the warrant liability as well as $97,000 for the additional stock compensation expense incurred with respect to the acceleration of vesting of restricted stock units for a former member of our Board of Directors offset by $7,000 of income for foreign currency exchange, or ($0.03) per basic and diluted common share, compared with net income of $459,000, which included the $488,000 non-cash income for the change in the fair value of the warrant liability, or $0.04 per basic and diluted common share for the same period in fiscal 2013. Non-GAAP net loss, which excludes the change in the fair value of the warrant liability and additional stock compensation expense, for the first nine months of fiscal 2014 was ($231,000) or ($0.02) per share compared to non-GAAP net loss of ($29,000) or ($0.00) per share in the first nine months of fiscal 2013.

Weighted-average basic shares outstanding increased to 13,905,376 in the first nine months of fiscal 2014 from 11,818,048 in the first nine months of fiscal 2013. The increase in weighted-average shares outstanding was primarily due to the issuance of shares of common stock related to the conversion of the Company's debentures to common stock, exercises of warrants and shares issued under the employee stock purchase plan.

The Company's cash and cash equivalents was approximately $1.6 million as of March 31, 2014 and June 30, 2013. The Company's current ratio as of March 31, 2014 was 3.77:1 compared to 3.75:1 as of June 30, 2013. During the same period, total stockholders' equity increased by nearly 32%, from approximately $5.43 million as of June 30, 2013 to approximately $7.14 million as of March 31, 2014.

As of March 31, 2014, the Company's 12-month backlog was $4.69 million, an increase of nearly 13% from $4.14 million as of June 30, 2013.

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, May 8, at 4:30 p.m. ET to discuss the Company's financial and operational performance for the third quarter of fiscal 2014.

Conference Call Details
Date: Thursday, May 8, 2014
Time: 4:30 p.m. ET
Dial-in Number: 1-800-860-2442
International Dial-in Number: 1-412-858-4600
Webcast: http://services.choruscall.com/links/lpth140508.html
It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the call. A transcript archive of the conference call will be available for viewing or download from the Company's website at www.lightpath.com shortly after the call is concluded.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) provides optics and photonics solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. For more information, visit www.lightpath.com.

LightPath prepares its financial statements in accordance with generally accepted accounting principles for the United States (GAAP). The discussions of the Company's results as presented in this release include use of non-GAAP measures "EBITDA" and "adjusted gross margin," as well as an adjusted Non-GAAP net income. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Adjusted gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. The Company believes that adjusted gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the Company's cost structure and provides funds for our total costs and expenses. The Company uses gross margin in measuring the performance of its business and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by management, lenders and certain investors as supplemental measures in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation, amortization, loss on extinguishment of debt, change in fair value of warrants and interest expense. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. The Company uses EBITDA for evaluating the relative underlying performance of its core operations and for planning purposes. The Company calculates EBITDA by adjusting net loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA." EBITDA calculations can be found at the end of the tables that follow.

Non-GAAP net income or loss excludes the non-cash impact from mark-to-market adjustments related to the Company's warrants issued in connection with the Company's private placement in June of 2012 and stock based compensation expense. The Company believes that this non-GAAP measure is helpful in understanding the Company's underlying operating results. Non-GAAP net income is not in accordance with, or an alternative to GAAP net income (net loss) and may not be comparable to information provided by other companies.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                        LIGHTPATH TECHNOLOGIES, INC.
                        Consolidated Balance Sheets

                                                (Unaudited)
                                                 March 31,       June 30,
                     Assets                         2014           2013
                                               -------------  -------------
Current assets:
  Cash and cash equivalents                    $   1,624,570  $   1,565,215
  Trade accounts receivable, net of allowance
   of $9,910 and $20,617                           2,453,062      2,126,907
  Inventories, net                                 2,947,368      1,770,681
  Other receivables                                  133,530        353,530
  Prepaid expenses and other assets                  395,590        262,236
                                               -------------  -------------
    Total current assets                           7,554,120      6,078,569

  Property and equipment, net                      2,662,815      2,235,781
  Intangible assets, net                              13,445         35,397
  Other assets                                        27,737         27,737
                                               -------------  -------------
      Total assets                             $  10,258,117  $   8,377,484
                                               =============  =============
      Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                             $   1,401,808  $   1,065,651
  Accrued liabilities                                110,330        110,628
  Accrued payroll and benefits                       484,768        440,462
  Deferred revenue                                        --          1,966
  Capital lease obligation, current portion            6,196          3,602
                                               -------------  -------------
    Total current liabilities                      2,003,102      1,622,309

Capital lease obligation, less current portion         7,519          3,302
Deferred rent                                         97,856        220,216
Warrant liability                                  1,009,614      1,102,021
                                               -------------  -------------
    Total liabilities                              3,118,091      2,947,848
                                               -------------  -------------

Stockholders' equity:
  Preferred stock: Series D, $.01 par value,
   voting; 5,000,000 shares authorized; none
   issued and outstanding                                 --             --
  Common stock: Class A, $.01 par value,
   voting; 40,000,000 shares authorized;
   14,293,305 and 12,958,239 shares issued and
   outstanding, respectively                         142,933        129,582
  Additional paid-in capital                     211,748,604    209,645,126
  Accumulated other comprehensive income              61,997         52,736
  Accumulated deficit                           (204,813,508)  (204,397,808)
                                               -------------  -------------
      Total stockholders' equity                   7,140,026      5,429,636
                                               -------------  -------------
      Total liabilities and stockholders'
       equity                                  $  10,258,117  $   8,377,484
                                               =============  =============

                        LIGHTPATH TECHNOLOGIES, INC.
       Consolidated Statements of Operations and Comprehensive Income
                                (Unaudited)

                            Three months ended         Nine months ended
                                 March 31,                 March 31,
                             2014         2013         2014         2013
                         -----------  -----------  -----------  -----------
Product sales, net       $ 3,005,592  $ 2,846,718  $ 8,723,173  $ 8,654,553
Cost of sales              1,539,278    1,522,901    4,697,785    4,887,104
                         -----------  -----------  -----------  -----------
    Gross margin           1,466,314    1,323,817    4,025,388    3,767,449
Operating expenses:
  Selling, general and
   administrative          1,098,997    1,042,067    3,330,006    3,042,889
  New product
   development               319,499      216,626      878,172      693,394
  Amortization of
   intangibles                 5,518        8,217       21,952       24,651
  Loss (gain) on
   disposal of property
   and equipment                (587)       1,026          511        2,273
                         -----------  -----------  -----------  -----------
    Total costs and
     expenses              1,423,427    1,267,936    4,230,641    3,763,207
                         -----------  -----------  -----------  -----------
    Operating income
     (loss)                   42,887       55,881     (205,253)       4,242
Other income (expense):
  Interest expense              (350)     (50,951)        (770)     (96,007)
  Interest expense -
   debt costs                (12,645)      (2,132)     (22,692)      (3,882)
  Change in fair value
   of warrant liability     (130,698)     222,766     (184,663)     488,102
  Other income
   (expense), net            (32,516)      (8,470)      (2,322)      66,632
                         -----------  -----------  -----------  -----------
  Total other income
   (expense), net           (176,209)     161,213     (210,447)     454,845
                         -----------  -----------  -----------  -----------
    Net income (loss)    $  (133,322) $   217,094  $  (415,700) $   459,087
                         ===========  ===========  ===========  ===========
Income (loss) per common
 share (basic)           $     (0.01) $      0.02  $     (0.03) $      0.04
                         ===========  ===========  ===========  ===========
Number of shares used in
 per share calculation
 (basic)                  14,292,976   11,883,042   13,905,376   11,818,048
                         ===========  ===========  ===========  ===========
Income (loss) per common
 share (diluted)         $     (0.01) $      0.02  $     (0.03) $      0.04
                         ===========  ===========  ===========  ===========
Number of shares used in
 per share calculation
 (diluted)                14,292,976   12,717,742   13,905,376   12,671,472
                         ===========  ===========  ===========  ===========

Foreign currency
 translation adjustment       (4,534)        (269)       9,261          225
                         -----------  -----------  -----------  -----------
    Comprehensive income
     (loss)              $  (137,856) $   216,825  $  (406,439) $   459,312
                         ===========  ===========  ===========  ===========

                        LIGHTPATH TECHNOLOGIES, INC.
                   Consolidated Statements of Cash Flows
                                (Unaudited)

                                                      Nine months ended
                                                          March 31,
                                                 --------------------------
                                                     2014          2013
                                                 ------------  ------------
Cash flows from operating activities
Net income (loss)                                $   (415,700) $    459,087
Adjustments to reconcile net income (loss) to net
 cash used in operating activities:
    Depreciation and amortization                     544,067       601,334
    Interest from amortization of debt costs           10,047         3,882
    Loss on disposal of property and equipment            511         2,273
    Stock based compensation                          293,538       197,198
    Provision for doubtful accounts receivable         (5,765)        9,386
    Change in fair value of warrant liability         184,663      (488,102)
    Deferred rent                                    (122,360)      (87,446)
Changes in operating assets and liabilities:
  Trade accounts receivables                         (320,390)     (110,668)
  Other receivables                                   220,000      (282,500)
  Inventories                                        (730,899)     (314,984)
  Prepaid expenses and other assets                  (163,503)      (33,077)
  Accounts payable and accrued liabilities            380,165        13,438
  Deferred revenue                                     (1,966)      (35,784)
                                                 ------------  ------------
      Net cash used in operating activities          (127,592)      (65,963)
                                                 ------------  ------------
Cash flows from investing activities
  Purchase of property and equipment               (1,362,374)     (671,220)
                                                 ------------  ------------
      Net cash used in investing activities        (1,362,374)     (671,220)
                                                 ------------  ------------

Cash flows from financing activities
  Proceeds from sale of common stock from
   employee stock purchase plan                         7,413         8,981
  Costs associated with conversion of debentures           --       (39,919)
  Repayments of debentures                                 --      (180,000)
  Proceeds from exercise of warrants, net of
   costs                                            1,538,808            --
  Payments on capital lease obligations                (6,161)       (2,701)
                                                 ------------  ------------
      Net cash provided by (used in) financing
       activities                                   1,540,060      (213,639)
Effect of exchange rate on cash and cash
 equivalents                                            9,261           225
                                                 ------------  ------------
Change in cash and cash equivalents                    59,355      (950,597)
Cash and cash equivalents, beginning of period      1,565,215     2,354,087
                                                 ------------  ------------
Cash and cash equivalents, end of period         $  1,624,570  $  1,403,490
                                                 ============  ============

Supplemental disclosure of cash flow information:
  Interest paid in cash                          $        769  $      1,757
  Income taxes paid                                     2,541         2,350
  Vesting of restricted stock units                     1,912            --
Supplemental disclosure of non-cash investing &
 financing activities:
  Prepaid interest on convertible debentures
   through the issuance of common stock                    --        87,000
  Issuance of common stock through the conversion
   of 8% debentures                                        --       907,500
  Purchase of equipment through capital lease
   arrangement                                         12,972            --
  Reclassification of tooling costs to inventory      425,626            --
  Reclassification of warrant liability upon
   exercise                                           277,070            --

                        LIGHTPATH TECHNOLOGIES, INC.
               Consolidated Statement of Stockholders' Equity
                      Nine months ended March 31, 2014
                                 (Unaudited)

                                         Class A
                                       Common Stock           Additional
                               ---------------------------     Paid-in
                                  Shares         Amount        Capital
                               ------------  -------------  -------------
Balance at June 30, 2013         12,958,239  $     129,582  $ 209,645,126
Issuance of common stock for:
  Vested restricted stock units     191,160          1,912         (1,912)
  Employee stock purchase plan        7,764             77          7,336
  Exercise of warrants, net of
   costs                          1,136,142         11,362      1,527,446
Reclassification of warrant
 liability upon warrant
 exercise                                --             --        277,070
Stock based compensation on
 stock options and restricted
 stock units                             --             --        293,538
Net loss                                 --             --             --
Foreign currency translation
 adjustment                              --             --             --

                               ------------  -------------  -------------
Balance at March 31, 2014        14,293,305  $     142,933  $ 211,748,604
                               ============  =============  =============

                                 Accumulated
                                    Other                         Total
                                Comprehensive   Accumulated   Stockholders'

                                    Income        Deficit         Equity
                                -------------  -------------  -------------
Balance at June 30, 2013        $      52,736  $(204,397,808) $   5,429,636
Issuance of common stock for:
  Vested restricted stock units            --             --             --
  Employee stock purchase plan             --             --          7,413
  Exercise of warrants, net of
   costs                                   --             --      1,538,808
Reclassification of warrant
 liability upon warrant
 exercise                                  --             --        277,070
Stock based compensation on
 stock options and restricted
 stock units                               --             --        293,538
Net loss                                   --       (415,700)      (415,700)
Foreign currency translation
 adjustment                             9,261             --          9,261

                                -------------  -------------  -------------
Balance at March 31, 2014       $      61,997  $(204,813,508) $   7,140,026
                                =============  =============  =============

          LIGHTPATH TECHNOLOGIES, INC.
                     EBITDA

                             (Unaudited)                 (Unaudited)
                         Three months ended           Nine months ended
                              March 31,                   March 31,
                         2014          2013          2014          2013
                     ------------  ------------  ------------  ------------

Net income (loss)    $   (133,322) $    217,094  $   (415,700) $    459,087
Depreciation and
 amortization             119,577       193,039       544,067       601,334
Interest expense           12,995        53,083        23,462        99,889
                     ------------  ------------  ------------  ------------
  EBITDA             $       (750) $    463,216  $    151,829  $  1,160,310
Change in fair value
 of warrant liability     130,698      (222,766)      184,663      (488,102)
                     ------------  ------------  ------------  ------------
  Adjusted EBITDA    $    129,948  $    240,450  $    336,492  $    672,208
                     ============  ============  ============  ============

Contacts:

Jim Gaynor
President & CEO
LightPath Technologies, Inc.
407-382-4003
jgaynor@lightpath.com
www.lightpath.com

Dorothy Cipolla
CFO
LightPath Technologies, Inc.
407-382-4003 x305
dcipolla@lightpath.com
www.lightpath.com

Jordan Darrow
Darrow Associates, Inc.
631-367-1866
jdarrow@darrowir.com
www.darrowir.com